Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell PennTex common units (as defined below) and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely pursuant to the Offer to Purchase dated May 18, 2017 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of PennTex common units. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of PennTex common units in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of ETP (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by ETP.

Notice of Offer to Purchase for Cash

All Outstanding Common Units Representing Limited Partner Interests

in

PennTex Midstream Partners, LP

by

Energy Transfer Partners, L.P.

at

$20.00 per Common Unit

Pursuant to the Offer to Purchase Dated May 18, 2017

Energy Transfer Partners, L.P. (“ETP”) is offering to purchase all of the outstanding common units representing limited partner interests (the “PennTex common units”), of PennTex Midstream Partners, LP, a Delaware limited partnership (“PennTex”), at a price of $20.00 per PennTex common unit, net to the seller in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 18, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related letter of transmittal (as amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase and other related materials, constitutes the “Offer”). Tendering holders of PennTex common units whose PennTex common units are registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be charged brokerage fees or similar expenses on the sale of PennTex common units for cash pursuant to the Offer. Tendering holders whose PennTex common units are registered in the name of their broker, dealer, commercial bank, trust company or other nominee should consult such nominee to determine if any fees may apply. Following the consummation of the Offer, ETP intends to exercise its limited call right as described below.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON JUNE 19, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Following the purchase by ETP of PennTex common units in the Offer that would provide ETP and its affiliates with greater than 80% of the outstanding PennTex common units, ETP will exercise or cause the general partner of PennTex (the “PennTex General Partner”) to exercise the limited call right provided for in the First Amended and Restated Agreement of Limited Partnership of PennTex (the “PennTex Partnership Agreement”), which, subject to the successful consummation of the Offer and the tender of greater than 80% of the outstanding PennTex common units, will result in the acquisition by the PennTex General Partner or its affiliates of all outstanding PennTex common units. As a result of the exercise of the limited call right, PennTex will cease to be a publicly traded company and will become a wholly owned subsidiary of ETP. Under no circumstances will interest be paid on the purchase price for the PennTex common units, regardless of any extension of the Offer or delay in making payment for the PennTex common units. The limited call right is more fully described in the Offer to Purchase under “The Tender Offer —Conditions to the Offer.”

The board of directors of the PennTex General Partner (the “PennTex Board”) is required to file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the United States Securities and Exchange Commission (the “SEC”) and disseminate the Schedule 14D-9 to holders of PennTex common units, in connection with the Offer to Purchase. On the Schedule 14D-9, PennTex will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the Offer. You should review the Schedule 14D-9 carefully upon its receipt. In evaluating this Offer, you should be aware that ETP appoints the entire board of directors of the PennTex General Partner, and four of seven members of the board of directors of the PennTex General Partner are directors and/or executive officers of the general partner of ETP or its parent, Energy Transfer Equity, L.P.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to 5:00 p.m., New York City time, on June 19, 2017 (the “expiration date,” unless ETP shall have extended the period during which the Offer is open, in which event “expiration date” shall mean the latest time and date at which the Offer, as so extended by ETP, shall expire) sufficient PennTex common units such that, following the closing of the Offer and acceptance for purchase by ETP of common units validly tendered and not properly withdrawn, ETP and its affiliates own greater than 80% of the outstanding PennTex common units, unless such condition is waived as described in the Offer to Purchase. As of the date of the Offer to Purchase, ETP and its affiliates own 6,745,318 PennTex common units. The foregoing condition is referred to as the “minimum tender condition.” If the minimum tender condition is waived by ETP, then it shall remain a non-waivable condition that a majority of the PennTex common units held by unitholders that are not affiliates of ETP are validly tendered and not properly withdrawn (referred to herein as the “majority-of-the-minority tender condition”). The Offer is also subject to other conditions described in “The Tender Offer—Conditions to the Offer” in the Offer to Purchase). There is no financing condition to the Offer. ETP reserves the right to waive any of the conditions to the Offer, other than the majority-of-the-minority condition if the minimum tender offer condition has previously been waived.

Upon the terms and subject to the conditions set forth in the Offer, ETP will accept for payment all PennTex common units that were validly tendered and not withdrawn at or prior to the expiration date.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, but no later than 9:00 a.m., New York City time, on the next business day after the day of the previously scheduled expiration date.

In order to take advantage of the Offer, you must either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a manually signed facsimile copy) and any other required documents to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), and either deliver the certificates for your PennTex common units along with the Letter of Transmittal to the Depositary or tender your PennTex common units pursuant to the procedures for book-entry transfer set forth in Section II.3 of the Offer to Purchase or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your PennTex common units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee to tender your PennTex common units. If you desire to tender your PennTex common units, and certificates evidencing your PennTex common units are not immediately available or you cannot deliver such certificates and all other required documents to the Depositary or you cannot comply with the procedures for book-entry transfer described in Section II.3 of the Offer to Purchase, in each case prior to the expiration date, you may tender your PennTex common units by following the procedures for guaranteed delivery set forth in Section II.3 of the Offer to Purchase.

For the purposes of the Offer, ETP will be deemed to have accepted for payment tendered PennTex common units when, as and if ETP gives oral or written notice of ETP’s acceptance to the Depositary. ETP will pay for PennTex common units accepted for payment pursuant to the Offer by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering unitholders for the purpose of receiving payments from ETP and transmitting such payments to tendering unitholders. If ETP extends the Offer, is delayed in its acceptance for payment of PennTex common units or is unable to accept PennTex common units for payment pursuant to the Offer for any reason, then, without prejudice to ETP’s rights under the Offer, the Depositary may retain tendered PennTex common units on ETP’s behalf, and such PennTex common units may not be withdrawn except to the extent that tendering unitholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will ETP pay interest on the consideration paid for PennTex common units pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for PennTex common units accepted for payment pursuant to the Offer will only be made after timely receipt by the Depositary of (i) certificates evidencing such PennTex common units or confirmation of a book-entry transfer of such PennTex common units into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of book-entry transfer of PennTex common units held of record by a clearing corporation as nominee, an Agent’s Message (as described in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering unitholders may be paid at different times depending upon when certificates or book-entry confirmations with respect to PennTex common units are actually received by the Depositary. If you wish to tender PennTex common units pursuant to the Offer and cannot deliver such PennTex common units and all other required documents to the Depositary or cannot comply with the procedures for book-entry transfer described in Section II.3 of the Offer to Purchase, in each case prior to the expiration date, you may nevertheless tender such PennTex common units by following the procedures for guaranteed delivery set forth in Section II.3 of the Offer to Purchase. However, PennTex common units tendered by the Notice of Guaranteed Delivery will be excluded from the determination of whether the majority-of-the-minority tender condition has been satisfied, unless such PennTex common units and other required documents are received by the Depositary by the expiration date.

Except as described in the Offer to Purchase, tenders of PennTex common units made in the Offer are irrevocable. You may withdraw some or all of the PennTex common units that you have previously tendered in the Offer at any time before the expiration date and, if such PennTex common units have not yet been accepted for payment as provided in the Offer to Purchase, any time after July 18, 2017 (unless the expiration date has been extended, in which case this date for ETP’s acceptance will also be extended).

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the PennTex common units must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the PennTex common units to be withdrawn, the number of PennTex common units to be withdrawn and the name of the registered holder of PennTex common units, if different from that of the person who tendered such PennTex common units. If the PennTex common units to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of PennTex common units tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such PennTex common units. In addition, such notice must specify, in the case of PennTex common units tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the PennTex common units to be withdrawn or, in the case of PennTex common units tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn PennTex common units. Withdrawals may not be rescinded, and PennTex common units withdrawn will thereafter be deemed not validly tendered. However, withdrawn PennTex common units may be retendered at any time before the expiration date by again following any of the procedures described in the Offer to Purchase.

Subject to applicable law as applied by a court of competent jurisdiction, ETP will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of PennTex common units, and its determination will be final and binding.

The sale of PennTex common units for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. For a more detailed description of certain U.S. federal income tax consequences of the Offer, consult Section II.5 of the Offer to Purchase. All unitholders should consult with their own tax advisors as to the particular tax consequences of tendering their PennTex common units pursuant to the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 promulgated under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

PennTex has provided to ETP its list of unitholders and security position listings for the purpose of disseminating the Offer to holders of PennTex common units. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of PennTex common units who appear on PennTex’s list and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on PennTex’s unitholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of PennTex common units.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may be directed to the Information Agent. Such copies will be furnished promptly at ETP’s expense. Unitholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. ETP will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of PennTex common units pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-550 (call collect)

or Call Toll-Free (800) 322-2885

tenderoffer@mackenziepartners.com (email)

May 19, 2017